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FOR IMMEDIATE RELEASE


         CONTACT:          William Spier
                           Chief Executive Officer
                           (212) 751-2300 ext. 122

         NEW YORK, New York (February 22, 1999) - Integrated Technology USA, Inc. ("ITI") (American Stock Exchange: ITH) announced today that it has agreed to merge with Empire Resources, Inc. ("Empire"), a distributor of value added, semi-finished aluminum products. Upon completion of the transaction, the merged company will continue the business of Empire Resources under the Empire name. Empire had net sales of $101 million and pre-tax earnings of $2.485 million for the fiscal year ended December 31, 1998. ITI discontinued its operations at the end of 1997.

         Under the terms of the merger agreement, Empire will be merged with and into ITI, and ITI will issue to the stockholders of Empire, 9,384,761 shares of common stock, of which 3,824,511 will be deposited in escrow. Some or all of the escrowed shares may be released to the stockholders of Empire based on a two-year earn-out formula. Any escrowed shares not released to the stockholders of Empire will be returned to the treasury of the merged company or retired. The shares to be issued to the stockholders of Empire will represent approximately 47.5% of the outstanding common stock after the merger, assuming none of the escrowed shares are released to the stockholders of Empire, and approximately 60.5%, assuming all of the escorwed shares are released. Such percentages would be reduced to approximately 45% and 58%, respectively, assuming exercise of certain outstanding options and warrants that provide for an exercise price of $2.00 per share or less.

         Following the merger, Nathan and Sandra Kahn, the current Chief Executive Officer and Chief Financial Officer, respectively, of Empire will continue in such positions with the merged company. They will also join a nine-member board, together with three additional directors to be designated by them and four current directors of ITI.

         The merger is subject to customary conditions, including approval by the stockholders of ITI.

         William Spier, Acting Chief Executive Officer of ITI, commenting on the transaction stated: "We are extremely gratified to have as our merger partner a company that has a proven management team and record of earnings over many years. We believe that the merger should provide a platform for enhancing shareholder value, while offering Empire broader business opportunities."

         Except for historical statements, the preceding statements are forward-looking statements that involve risks and uncertainties, and there can be no assurance that the conditions precedent to the merger will be satisfied or that the merger will be consummated. Investors are cautioned that such statements are only predictions and that actual events or results may materially differ. These forward-looking statements speak only as of this date. ITI undertakes no obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.